Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.’s 33-93172, 33-91364, 33-913162, 33-93174, 33-93170 and 33-93168) pertaining to the employee benefit plans of Alliance One International, Inc. (formerly DIMON Incorporated) of our report dated June 10, 2005, with respect to the consolidated financial statements and schedule of Alliance One International, Inc., Alliance One International, Inc.'s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Alliance One International, Inc., included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP
Greensboro, North Carolina
June 21, 2006

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